UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): December 19, 2014

Northwest Biotherapeutics, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-35737	94-3306718
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation or organization)	File Number)	Identification No.)

4800 Montgomery Lane, Suite 800

Bethesda, Maryland 20814

(Address of Principal Executive Offices)

(240) 497-9024

(Registrant’s telephone number, including area code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01.	Regulation FD Disclosure.

Northwest Biotherapeutics, Inc. (the “Company” or “NWBO”) and Cognate BioServices (“Cognate”), the Company’s contract manufacturer and an affiliate of the Company, recently conducted a review of the Company securities held by Cognate, the issuances to date, and any actions or transactions involving Company securities held by Cognate. In the course of the review, the parties noted that Cognate has awarded some shares of Company stock that were owned by Cognate to two of Cognate’s managers, as equity awards vesting over time as part of the two managers’ compensation (the “Equity Awards”). The parties further noted that these Equity Awards may be deemed to be “dispositions” of those Company shares for purposes of Section 16(b) of the Securities Exchange Act of 1934 (“Section 16(b)”). Since the Equity Awards were made within six months of the time that various issuances of Company stock were made by the Company to Cognate in payment of accounts payable, as previously disclosed, the Equity Awards may be deemed to have resulted in “short swing” profits under Section 16(b).

Also in the course of the review, the parties noted that Cognate had entered into two convertible debt financings with unrelated third party investors, secured by Cognate assets, and provided the proceeds of the financings for NWBO’s programs. The debt was convertible, at the investors’ election, into shares of Company stock owned by Cognate. The third party investors elected to convert the debt and receive repayment in shares of Company stock rather than in cash. In the review, the Company and Cognate noted that the debt conversions related to these two financings may be deemed to be “dispositions” of those Company shares for purposes of Section 16(b). Since the debt conversions by the third party investors were made within six months of the time that various issuances of Company stock were made by the Company to Cognate in payment of accounts payable, as previously disclosed, the debt conversions may be deemed to have resulted in “short swing” profits under Section 16(b).

To resolve any uncertainty regarding whether these transactions constituted dispositions that were subject to Section 16(b), the Company and Cognate have agreed that Cognate will pay $448,681 in cash to the Company to pay any amounts deemed to be “short swing” profits within the meaning of Section 16(b).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NORTHWEST BIOTHERAPEUTICS, INC.

Date: December 19, 2014	By:	/s/ Linda Powers
	Name:	Linda Powers
	Title:	Chief Executive Officer and Chairman